UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 5, 2013

BUTLER NATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Kansas
(State or Other Jurisdictionof Incorporation)
0-1678 (Commission File Number)	41-0834293 (IRS Employer Identification No.)
19920 W. 161st Street, Olathe, Kansas (Address of Principal Executive Offices)	66062 (Zip Code)

913-780-9595
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 1, 2013, Butler National Corporation (the “Company”), as borrower, entered into a Promissory Note (attached hereto as Exhibit 10.1 and incorporated into this description by reference) regarding a line of credit with Industrial State Bank, as lender, in the amount of $2.5 million dollars (the “line of credit”).

The Company plans to use the line of credit to finance expenses related to the production of devices that reduce noise emissions from airplane engines (commonly known as “hush kits”). The line of credit is for a period of twenty-four months and has an annual interest rate of 6.0% that accrues on the unpaid principal balance.

The payment schedule for the line of credit requires six monthly consecutive interest-only payments, with the first payment due April 28, 2013. Beginning October 28, 2013 the Promissory Note provides for monthly principal and interest payments until maturity of the line of credit on April 28, 2015. The line of credit under the Promissory Note is secured by a lien and is cross-collateralized with existing lines of credit with Industrial State Bank.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

See the description provided above under Item 1.01, incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

*10.1	Promissory Note, dated April 1, 2013, by and among Butler National Corporation and Industrial State Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BUTLER NATIONAL CORPORATION (Registrant)
April 5, 2013 Date	/S/ Clark D. Stewart Clark D. Stewart (President and Chief Executive Officer)
April 5, 2013 Date	/S/ Angela D. Shinabargar Angela D. Shinabargar (Chief Financial Officer)